News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER 2021 EARNINGS PER SHARE OF $0.78 COMPARED TO $0.57 FOR FIRST QUARTER 2020

Clearfield, Pennsylvania – April 19, 2021

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the quarter ended March 31, 2021.

Joseph B. Bower, Jr., President and CEO, stated, “We are pleased to report a strong earnings quarter to you. The initiatives we implemented in 2020, due to our level of excess liquidity, are working out as planned. During the first quarter, we continued to support our local businesses by participating in the second round of the Paycheck Protection Program. As we look forward, we have a positive outlook for the remainder of the year, as business growth opportunities improve, especially in our newest region in Northeast Ohio, where we just broke ground on a new branch location in the Cleveland area. Plans are already underway to establish another location in the region late this year or early next year.”

Executive Summary

•Earnings per diluted shares of $0.78 for the first quarter of 2021 increased 36.8% from the first quarter of 2020 primarily as a result of a widening net interest margin, coupled with stable credit quality and well-controlled operating efficiency, as evidenced by an improved efficiency ratio.

•At March 31, 2021, excluding the impact of government stimulus initiatives as well as the impact of our Bank of Akron acquisition, our loan portfolio had net organic growth of 1.3% from March 31, 2020. Many of our commercial and consumer customers continue to be cautious about substantial investments/expenditures in these uncertain times.

•At March 31, 2021, total deposits of $4.4 billion increased 40.6% from March 31, 2020 as a result of organic growth, coupled with the impact of government stimulus initiatives and our acquisition of Bank of Akron.

•Our Wealth and Asset business continues to enhance diversification in our revenue stream as Assets Under Management reached $1.2 billion, at March 31, 2021, representing an increase of 23.6% from March 31, 2020.

•Return on Average Tangible Common Equity for the first quarter of 2021 of 16.70% increased 378 basis points from 12.92%, for the first quarter of 2020, representing the impact of our continued focus on efficient utilization of capital.1

•Our excess liquidity at the end of the first quarter of 2021 further increased from our position at the end of 2020, primarily as a result of the additional government stimulus initiatives this year.

Earnings Performance Highlights

•Net income was $14.2 million, or $0.78 per diluted common share, for the quarter ended March 31, 2021, as compared to $8.8 million, or $0.57 per diluted share, for the same period in 2020, reflecting increases of $5.4 million, or 60.9%, and $0.21 per diluted share, or 36.8%, respectively.

•Pre-tax pre-provision ("PTPP") income was $19.6 million for the three months ended March 31, 2021, as compared to $13.6 million for the three months ended March 31, 2020, reflecting an increase of $5.9 million, or 43.6%.1

•At March 31, 2021, the Corporation had $114.0 million in outstanding loans with deferred loan payments related to the ongoing novel coronavirus, or COVID-19, pandemic for its commercial and consumer customers, or 3.4% of total loans.

1 This release contains references to financial measures that are not defined under GAAP ("Generally Accepted Accounting Principles"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Non-GAAP Reconciliations" section.

Balance Sheet and Liquidity Highlights

•Loans totaled $3.4 billion as of March 31, 2021 reflecting an increase of $550.3 million, or 19.3%, from March 31, 2020, as a result of $319.1 million at July 17, 2020, related to the acquisition of Bank of Akron, net of fair value adjustments, $195.0 million in Paycheck Protection Program ("PPP") loans, net of PPP deferred processing fees (such loans, the "PPP-related loans") and $36.2 million of net organic growth, primarily from our Cleveland and Buffalo regions.

•Deposits totaled $4.4 billion as of March 31, 2021, an increase of $1.3 billion, or 40.6%, from March 31, 2020, as a result of $419.5 million at July 17, 2020, in deposits related to the acquisition of Bank of Akron, net of fair value adjustments and $838.5 million, or 27.0%, increase in deposits across all our regions, including our Private Banking division.

•At March 31, 2021, the Corporation’s cash position totaled approximately $653.2 million, including excess liquidity of $604.5 million held at the Federal Reserve, reflecting, in management's view, a strong liquidity level. In addition to its cash position, the Corporation’s borrowing capacity with the FHLB at March 31, 2021 was approximately $828.8 million.

•While book value per common share was $21.31 and $21.10 as of March 31, 2021 and 2020, respectively, tangible book value per common share was $18.69 as of March 31, 2021, reflecting an increase of 0.6% from a tangible book value per share of $18.58 as of March 31, 2020.1 The increase in tangible book value per share was primarily due to increases in retained earnings, net of dividends, and the issuance of common stock primarily related to the Bank of Akron acquisition of $21.3 million and $24.4 million, respectively, partially offset by a $11.1 million decrease in accumulated other comprehensive income and approximately $5.0 million in intangible assets recorded as a result of the acquisition of Bank of Akron.

Customer Support Strategies and Loan Portfolio Profile

•As of March 31, 2021, the Corporation had outstanding $201.2 million in PPP loans, or 1,757 PPP loan relationships, at a rate of 1.00% together with deferred PPP processing fees of approximately $6.2 million. For the three months ended March 31, 2021, the Corporation recognized $2.7 million in deferred PPP processing fees ("PPP-related fees"). The outstanding balance of PPP loans at March 31, 2021 is $84.9 million, comprised of 657 loans, remaining from the Corporation participation in the PPP in 2020, while $116.3 million, or 1,100 loans, is related to the Corporation’s participation in the PPP in the first quarter of 2021.

•The Corporation also deferred loan payments for its commercial and consumer customers, as determined on a case-by-case basis by the financial needs of each customer. As of March 31, 2021, the loans with deferred loan payment arrangements, totaled $114.0 million, or 3.4% of total loans outstanding, consisting of 58 loans, totaling $92.0 million, for which principal and interest were deferred, and 10 loans, totaling $22.0 million, for which principal only was deferred. The Corporation expects $90.1 million, or 79.0%, of such loans to resume contractual payments by the end of the third quarter of 2021, with the remaining $23.9 million, or 21.0%, resuming contractual payments by the end of 2021. Loan payment deferrals by loan type were as follows:

◦Commercial and industrial loans – 27 loans, totaling $26.4 million;
◦Commercial real estate loans – 21 loans, totaling $85.3 million;
◦Residential mortgage loans – 19 loans, totaling $2.3 million; and
◦Consumer loans – 1 loan, totaling $7 thousand.

•The Corporation tracks lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As a result of the COVID-19 pandemic, the Corporation has determined the Hotels/Motels and Restaurants/Fast Foods industries represent a potentially higher level of credit risk, as many of these customers have incurred a significant, negative impact to their businesses as a result of government mandated stay-at-home orders as well as travel limitations. At March 31, 2021, the Corporation had loan concentrations for these industries as follows:

◦Hotels/Motels – $209.2 million, or 6.52% of total loans outstanding, excluding PPP-related loans; and
◦Restaurants/Fast Foods – $30.7 million, or 0.96% of total loans outstanding, excluding PPP-related loans.

Performance Ratios

•Annualized return on average common equity was 14.66% for the three months ended March 31, 2021, compared to 11.32% for the three months ended March 31, 2020. Annualized return on average tangible common equity was 16.70% for the same period in 2021.1

•Efficiency ratio was 58.18% for the three months ended March 31, 2021, compared to 60.34% for the comparable period in 2020, as the revenue increase of $12.0 million outpaced the expense increase of $6.1 million for the same period.1

Revenue

•Total revenue (comprised of net interest income plus non-interest income) was $47.4 million for the three months ended March 31, 2021, an increase of $12.0 million, or 33.9%, from the three months ended March 31, 2020 due to the following:

◦Net interest income of $39.1 million for the three months ended March 31, 2021, an increase of $9.1 million, or 30.4%, from the three months ended March 31, 2020, primarily as a result of growth in average earning assets and a 7 basis point increase in net interest margin for the same period. The three months ended March 31, 2021 included PPP-related fees totaling approximately $2.7 million, compared to n for the three months ended March 31, 2020.

◦Net interest margin on a fully tax-equivalent basis was 3.56% and 3.49% for the three months ended March 31, 2021 and 2020, respectively.1

▪The yield on earning assets of 4.03% for the three months ended March 31, 2021 decreased 62 basis points from 4.65% for the three months ended March 31, 2020, primarily as a result of the lower interest rate environment. The cost of interest-bearing liabilities decreased 78 basis points from 1.35% for the three months ended March 31, 2020 to 0.57% for the three months ended March 31, 2021 primarily as a result of the Corporation’s targeted deposit rate reductions.

•Total non-interest income was $8.2 million for the three months ended March 31, 2021, an increase of $2.9 million, or 53.6%, from the same period in 2020. This increase resulted from the continued growth in Wealth and Asset Management fees, as assets under management increased by $224.2 million, or 23.6%, from March 31, 2020 to $1.2 billion as of March 31, 2021. Other significant factors included mortgage banking and card processing and interchange income, partially offset by a decrease in service charges on deposits and other fees resulting from lower business activity and CNB’s response to the pandemic.

Non-Interest Expense

•For the three months ended March 31, 2021, total non-interest expense was $27.8 million, an increase of $6.1 million, or 27.9%, from the three months ended March 31, 2020. In addition to the acquisition of Bank of Akron, the first quarter of 2021 includes the effects of hiring additional personnel in our growth regions of Cleveland and Buffalo. Also, the first quarter of 2021 includes a market value appreciation in the Corporation’s deferred compensation plans, as well, as investments in technology aimed at enhancing customer experience.

Income Taxes

•Income tax expense of $3.3 million for the three months ended March 31, 2021 increased $1.5 million, or 88.7%, from the three months ended March 31, 2020. Our effective tax rate was 18.7% for the three months ended March 31, 2021, compared to 16.4% for the three months ended March 31, 2020. The increase in the effective tax rate is primarily attributable to a higher percentage of pre-tax net income in the first quarter of 2021 that is not tax-exempt than was recorded in the first quarter of 2020.

Asset Quality

•Total non-performing assets were $33.6 million, or 0.69%, of total assets, as of March 31, 2021, compared to $31.5 million, or 0.67% as of December 31, 2020 and $33.6 million, or 0.89% as of March 31, 2020.

•Beginning with the quarter ended December 31, 2020, the Corporation adopted Accounting Standard Update 2016-13, commonly referred to as CECL. Prior to the quarter ended December 31, 2020, the allowance for credit losses were based on the incurred loss methodology and these results have not been restated. The allowance for credit losses measured as a percentage of loans was 1.05% as of March 31, 2021. Total loans at March 31, 2021 include approximately $195.0 million in PPP-related loans. Excluding PPP-related loans, the allowance for credit losses measured as a percentage of loans, was 1.11% as of March 31, 2021 compared to 1.07% as of December 31, 2020 and 0.77% as of March 31, 2020.1

•For the three months ended March 31, 2021, net loan charge-offs were $906 thousand, or 0.11% of total average loans, compared to $637 thousand, or 0.09%, of total average loans during the comparable period in 2020.

Capital

•As of March 31, 2021, Corporation’s total shareholders’ equity was $417.6 million, an increase of $92.8 million, or 28.6%, from March 31, 2020 primarily as a result of an increase in additional paid in capital related to the Bank of Akron acquisition combined with the Corporation's issuance of depositary shares, each representing a 1/40th ownership interest in a share of the Corporation's 7.125% Series A fixed-to-floating rate non-cumulative perpetual preferred stock, no par value per share and growth in organic earnings, partially offset by the adoption of CECL, a decrease in accumulated other comprehensive income and payment of common and preferred stock dividends to our common and preferred shareholders during the three months ended March 31, 2021.

•As of March 31, 2021, all of the Corporation’s regulatory capital ratios increased from March 31, 2020.

•As of March 31, 2021, the Corporation’s ratio of Tangible Common Equity to Tangible Assets reflected the impact of approximately $195.0 million in PPP-related loans as well as the Corporation's significant level of excess liquidity. Excluding PPP-related loans and excess liquidity, the Corporation’s adjusted ratio of Tangible Common Equity to Tangible Assets of 7.78% remained unchanged from March 31, 2020, primarily as a result of the impact of the acquisition of Bank of Akron, the adoption of CECL and the decrease in accumulated other comprehensive income, partially offset by increases in retained earnings, net of dividends and additional paid in capital.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $4.9 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, one loan production office, one drive-up office and 44 full-service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York, with offices in northern New York. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19; (ii) actions governments, businesses and individuals take in response to the pandemic; (iii) the speed and effectiveness of vaccine and treatment developments and deployment; (iv) the pace of recovery when the COVID-19 pandemic subsides; (v) changes in general business, industry or economic conditions or competition; (vi) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vii) adverse changes or conditions in capital and financial markets; (viii) changes in interest rates; (ix) higher than expected costs or other difficulties related to integration of combined or merged businesses; (x) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (xi) changes in the quality or composition of our loan and investment portfolios; (xii) adequacy of loan loss reserves; (xiii) increased competition; (xiv) loss of certain key officers; (xv) deposit attrition; (xvi) rapidly changing technology; (xvii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xviii) changes in the cost of funds, demand for loan products or demand for financial services; and (xix) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)
	Three Months Ended
	March 31,
			%
	2021	2020	change
Income Statement
Interest income	$44,295	$40,090	10.5%
Interest expense	5,174	10,096	(48.8)%
Net interest income	39,121	29,994	30.4%
Provision for credit losses (2)	2,122	3,079	(31.1)%
Net interest income after provision for credit losses	36,999	26,915	37.5%

Non-interest income
Service charges on deposit accounts	1,348	1,527	(11.7)%
Other service charges and fees	490	590	(16.9)%
Wealth and asset management fees	1,522	1,293	17.7%
Net realized and unrealized gains (losses) on trading securities	120	(588)	NA
Mortgage banking	1,235	337	266.5%
Bank owned life insurance	940	479	96.2%
Card processing and interchange income	1,834	1,128	62.6%
Other	750	598	25.4%
Total non-interest income	8,239	5,364	53.6%
Non-interest expenses
Salaries and benefits	14,573	11,397	27.9%
Net occupancy expense of premises	3,269	3,024	8.1%
FDIC insurance premiums	616	619	(0.5)%
Core Deposit Intangible amortization	28	83	(66.3)%
Card processing and interchange expenses	680	796	(14.6)%
Merger costs	0	72	NA
Other	8,638	5,751	50.2%
Total non-interest expenses	27,804	21,742	27.9%

Income before income taxes	17,434	10,537	65.5%
Income tax expense	3,253	1,724	88.7%
Net income	14,181	8,813	60.9%
Preferred stock dividends	1,075	0	NA
Net income available to common stockholders	$13,106	$8,813	48.7%

Average diluted common shares outstanding	16,798,828	15,281,613

Diluted earnings per common share	$0.78	$0.57	36.8%
Cash dividends per common share	$0.17	$0.17	0.0%

Payout ratio	22%	30%

	(unaudited)
	Three Months Ended
	March 31,
	2021	2020
Average Balances
Loans	$3,386,168	$2,817,685
Investment securities	615,407	576,766
Total earning assets	4,509,662	3,505,061
Total assets	4,781,217	3,746,718
Non interest-bearing deposits	652,080	369,838
Interest-bearing deposits	3,579,848	2,710,214
Common shareholders' equity	362,664	313,127
Tangible common shareholders' equity (1)	318,358	274,266

Average Yields
Loans	4.95%	5.10%
Investment securities	2.11%	3.04%
Total earning assets	4.03%	4.65%
Interest-bearing deposits	0.48%	1.17%
Interest-bearing liabilities	0.57%	1.35%

Performance Ratios (annualized)
Return on average assets	1.20%	0.95%
Return on average common equity	14.66%	11.32%
Return on average tangible common equity (1)	16.70%	12.92%
Net interest margin, fully tax equivalent basis (1)	3.56%	3.49%
Efficiency Ratio (1)	58.18%	60.34%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$651	$108
Holiday Financial net loan charge-offs	255	529
Total net loan charge-offs	$906	$637

Net loan charge-offs / average loans	0.11%	0.09%

	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,	% change versus	% change versus
	2021	2020	2020	12/31/20	03/31/20
Ending Balance Sheet
Loans	$3,400,984	$3,371,789	$2,850,660	0.9%	19.3%
Loans held for sale	1,897	8,514	1,815	(77.7)%	4.5%
Investment securities	620,338	591,557	576,089	4.9%	7.7%
FHLB and other equity interests	2,554	2,899	11,317	(11.9)%	(77.4)%
Other earning assets	609,725	488,326	77,419	24.9%	687.6%
Total earning assets	4,635,498	4,463,085	3,517,300	3.9%	31.8%

Allowance for credit losses (2)	(35,555)	(34,340)	(21,915)	3.5%	62.2%
Goodwill	43,749	43,749	38,730	0.0%	13.0%
Core deposit intangible	539	567	77	(4.9)%	600.0%
Other assets	256,861	256,338	244,946	0.2%	4.9%
Total assets	$4,901,092	$4,729,399	$3,779,138	3.6%	29.7%

Non interest-bearing deposits	$699,231	$627,114	$376,840	11.5%	85.6%
Interest-bearing deposits	3,658,869	3,554,630	2,723,376	2.9%	34.4%
Total deposits	4,358,100	4,181,744	3,100,216	4.2%	40.6%

Borrowings	0	0	225,722	NA	(100.0)%
Subordinated debt	70,620	70,620	70,620	0.0%	0.0%
Other liabilities	54,769	60,898	57,778	(10.1)%	(5.2)%

Common stock	0	0	0	NA	NA
Preferred stock	57,785	57,785	0	0.0%	NA
Additional paid in capital	126,572	127,518	102,128	(0.7)%	23.9%
Retained earnings	228,973	218,727	207,698	4.7%	10.2%
Treasury stock	(1,671)	(2,967)	(2,026)	(43.7)%	(17.5)%
Accumulated other comprehensive income (loss)	5,944	15,074	17,002	(60.6)%	(65.0)
Total shareholders' equity	417,603	416,137	324,802	0.4%	28.6%

Total liabilities and shareholders' equity	$4,901,092	$4,729,399	$3,779,138	3.6%	29.7%

Ending shares outstanding	16,884,584	16,833,008	15,396,617

Book value per common share	$21.31	$21.29	$21.10	0.1%	1.0%
Tangible book value per common share (1)	$18.69	$18.66	$18.58	0.2%	0.6%

Capital Ratios
Tangible common equity / tangible assets (1)	6.50%	6.70%	7.65%
Tangible common equity / tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve(1)	7.78%	7.76%	7.78%
Tier 1 leverage ratio (4)	8.34%	8.11%	7.85%
Common equity tier 1 ratio (4)	9.79%	9.50%	9.45%
Tier 1 risk based ratio (4)	12.19%	11.91%	10.15%
Total risk based ratio (4)	14.62%	14.32%	12.66%

Asset Quality
Non-accrual loans	$31,882	$30,359	$31,854
Loans 90+ days past due and accruing	987	325	33
Total non-performing loans	32,869	30,684	31,887
Other real estate owned	770	862	1,646
Total non-performing assets	$33,639	$31,546	$33,533

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$10,400	$10,457	$7,223
Non-performing TDR loans (3)	6,705	4,631	2,373
Total TDR loans	$17,105	$15,088	$9,596

Non-performing assets / Loans + OREO	0.99%	0.94%	1.18%
Non-performing assets / Total assets	0.69%	0.67%	0.89%
Allowance for credit losses / Loans (2)	1.05%	1.02%	0.77%
Allowance for credit losses / Loans, net of PPP-related loans (1) (2)	1.11%	1.07%	0.77%

(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Beginning with the quarter ended December 31, 2020 the Corporation adopted ASU 2016-13. Prior to the quarter ended December 31, 2020, the results were based on incurred loss methodology and these results have not been restated.

(3) Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.
(4) Capital ratios as of March 31, 2021 are estimated.

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2021	2020	2020
Calculation of tangible book value per share and tangible common equity/tangible assets:
Shareholders' equity	$417,603	$416,137	$324,802
Less: preferred equity	57,785	57,785	0
Less: goodwill	43,749	43,749	38,730
Less: core deposit intangible	539	567	77
Tangible common equity	$315,530	$314,036	$285,995

Total assets	$4,901,092	$4,729,399	$3,779,138
Less: goodwill	43,749	43,749	38,730
Less: core deposit intangible	539	567	77
Tangible assets	$4,856,804	$4,685,083	$3,740,331

Ending shares outstanding	16,884,584	16,833,008	15,396,617

Tangible book value per common share	$18.69	$18.66	$18.58
Tangible common equity/Tangible assets	6.50%	6.70%	7.65%

Calculation of tangible common equity/tangible assets, net of PPP-related loans:
Tangible common equity	$315,530	$314,036	$285,995

Tangible assets	$4,856,804	$4,685,083	$3,740,331
Less: PPP-related loans	195,025	155,529	0
Less: Excess liquidity at the Federal Reserve	604,545	482,503	65,710
Adjusted tangible assets	$4,057,234	$4,047,051	$3,674,621

Adjusted tangible common equity/tangible assets	7.78%	7.76%	7.78%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2021	2020	2020
Calculation of allowance / loans, net of PPP-related loans:
Total allowance for credit losses (2)	$35,555	$34,340	$21,915

Total loans net of unearned income	$3,400,984	$3,371,789	$2,850,660
Less: PPP-related loans	195,025	155,529	0
Adjusted total loans, net of unearned income, PPP-related loans (non-GAAP)	$3,205,959	$3,216,260	$2,850,660

Adjusted allowance / loans, net of PPP-related loans (non-GAAP) (2)	1.11%	1.07%	0.77%

	(unaudited)
	Three Months Ended
	March 31,
	2021	2020
Calculation of net interest margin (fully tax equivalent basis):
Interest income (fully tax equivalent basis) (non-GAAP)	$44,619	$40,425
Interest expense (fully tax equivalent basis) (non-GAAP)	5,174	10,096
Net interest income (fully tax equivalent basis) (non-GAAP)	$39,445	$30,329

Average total earning assets	$4,509,662	$3,505,061
Less: average mark to market adjustment on investments	17,310	12,206
Adjusted average total earning assets, net of mark to market (non-GAAP)	$4,492,352	$3,492,855

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.56%	3.49%

Calculation of efficiency ratio:
Non-interest expense	$27,804	$21,742
Less: core deposit intangible amortization	28	83
Adjusted non-interest expense (non-GAAP)	$27,776	$21,659

Non-interest income	$8,239	$5,364

Net interest income	$39,121	$29,994
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,304	1,536
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	1,689	2,070
Adjusted net interest income (non-GAAP)	39,506	30,528
Adjusted net revenue (non-GAAP) (tax-equivalent)	$47,745	$35,892
Efficiency ratio	58.18%	60.34%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended
	March 31,
	2021	2020
Calculation of PTPP income:
Net income	$14,181	$8,813
Add: Provision expense	2,122	3,079
Add: Income tax expense	3,253	1,724
PTPP income (non-GAAP)	$19,556	$13,616

	(unaudited)
	Three Months Ended
	March 31,
	2021	2020
Calculation of return on average tangible common equity:
Net income available to common stockholders	$13,106	$8,813
Average tangible common shareholders' equity	318,358	274,266
Return on average tangible common equity (non-GAAP) (annualized)	16.70%	12.92%